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                                 EXHIBIT 11
                     FIRST TENNESSEE NATIONAL CORPORATION
                          PRIMARY EARNINGS PER SHARE
                     AND FULLY DILUTED EARNINGS PER SHARE

                                                                       Three Months Ended
                                                                            March 31
                                                                  ----------------------------

Computation for Statements of Income:                                1996              1995
- -------------------------------------                             ----------        ----------
Per statements of income (Thousands):
  Net income                                                      $   37,441        $   34,607
                                                                  ==========        ==========
Per statements of income:
  Weighted average shares outstanding                             67,301,454        68,217,294
                                                                  ==========        ==========
Primary earnings per share (a):
  Net income                                                      $      .56        $      .51
                                                                  ==========        ==========
Additional Primary computation
- -------------------------------
Adjustment to weighted average shares
  outstanding:
  Weighted average shares outstanding
    per primary computation above                                 67,301,454        68,217,294
  Add dilutive effect of outstanding
    options (as determined by the
    application of the treasury stock
    method)                                                        1,562,381           918,180
                                                                  ----------        ----------
  Weighted average shares outstanding,
    as adjusted                                                   68,863,835        69,135,474
                                                                  ==========       ===========
Primary earnings per share, as adjusted (b):
  Net income                                                      $      .54       $       .50
                                                                  ==========       ===========
Additional Fully Diluted Computation
- ------------------------------------
Adjustment to weighted average share
  outstanding:
  Weighted average shares outstanding
    per primary computation above                                 68,863,835        69,135,474
  Additional dilutive effect of outstanding
    options (as determined by the application
    of the treasury stock method)                                    118,071            40,644
                                                                  ----------        ----------
  Weighted average shares outstanding,
    as adjusted                                                   68,981,906        69,176,118
                                                                  ==========        ==========
Fully diluted earnings per share, as adjusted (b):
  Net income                                                      $      .54        $      .50
                                                                  ==========        ==========
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(a)  These figures agree with the related amounts in the statements of income.
(b)  This calculation is submitted in accordance with Securities Exchange Act of 1934 Release No. 9083 although not required by footnote 2 paragraph 14 of APB Opinion No. 15 because it results in dilution of less than 3%.
Per share data reflects the 1996 two-for-one stock split.